Exhibit 99.1

FOR IMMEDIATE RELEASE
Broadway Financial Corporation Names Tina Carew as Chief Legal Officer and Corporate Secretary
Washington D.C. - June 18, 2026 - Broadway Financial Corporation (“Broadway” or the “Company”) (NASDAQ: BYFC), parent company of City First Bank, National Association (the “Bank”), announced today that financial services veteran Tina Carew has been named Executive Vice President, Chief Legal Officer and Corporate Secretary. Carew has more than 29 years of experience advising boards and senior executives on regulatory compliance, capital markets, and complex corporate transactions.
In this position, she will oversee the company's corporate governance framework, regulatory disclosure strategies, and board advisory operations, reporting directly to City First Bank CEO, Brian Argrett.
Bringing Carew on board is part of our focus on staying ahead of shifting regulatory demands while supporting City First Bank’s long-term growth strategy.
“Tina brings a strong track record across corporate legal practice, government‑sponsored enterprises, and public asset management. We’re excited to welcome her to the team,” said City First Bank CEO, Brian Argrett. “Her practical experience with SEC compliance and capital markets will be important as we stay focused on disciplined growth and delivering long‑term value for our shareholders.”
Most recently, Carew served as Vice President, General Counsel and Corporate Secretary of Invesco Mortgage Capital Inc. (NYSE: IVR), where she held principal responsibility for advising leadership on all governance, capital markets, SEC, and NYSE matters. She also concurrently served as Deputy General Counsel and Corporate Secretary of Invesco Commercial Real Estate Finance Trust, Inc., a non-listed REIT focused on private credit secured by real estate.
Prior to joining Invesco in 2022, Carew spent more than 13 years at the Federal Home Loan Bank of Atlanta, where she was elevated to Senior Vice President and Corporate Secretary after serving as Deputy General Counsel of capital markets, securities, and governance. She began her career in private practice, specializing in securities and mergers and acquisitions law at Sullivan & Cromwell LLP.
"I am incredibly proud to join an organization with such a strong foundation of leadership, integrity, and client commitment," said Carew. "I look forward to working with the talented teams here to build on our governance and regulatory frameworks as they continue to support the company’s strategic priorities, including mission-driven business banking solutions and mission-based growth, and to deliver value to our stakeholders."

About City First Bank
City First Bank offers a variety of commercial real estate loan products, services, and depository accounts that support investments in affordable housing, small businesses, and nonprofit community facilities located within underinvested neighborhoods. City First Bank is a Community Development Financial Institution, Certified B Corp, and a member of the Global Alliance of Banking on Values. The Bank and the City First network of nonprofits, City First Enterprises, Homes By CFE, and City First Foundation, represent the City First branded family of community development financial institutions, which offer a robust lending and deposit platform. Member FDIC and Equal Housing Lending.
Press Contact:
Josie Talavera, 323-271-6978
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jtalavera@cityfirstbank.com